EX-1.01 2 exhibit101_2022.htm HASBRO, INC. CONFLICT MINERALS REPORT

Exhibit 1.01 – Conflict Minerals Report (CMR)

Conflict Minerals Report of Hasbro, Inc.

Section 1: Introduction

This is the Conflict Minerals Report of Hasbro, Inc. (herein referred to as "Hasbro," the Company," "we," "us," or "our ") for calendar year 2022 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1"). Certain terms in this report are defined in Rule 13p-1 and Form SD and the reader is invited to refer to those sources for complete definitions of these terms.

During 2022, Hasbro marketed products based on owned, controlled, and licensed intellectual properties within our brand architecture under the following four brand categories, each of which may include products containing 3TG: (1) Franchise Brands; (2) Partner Brands; (3) Hasbro Gaming; and (4) Emerging Brands.

Franchise Brands: During 2022, Franchise Brands were comprised of Hasbro’s flagship owned or controlled brands, which we believe can deliver significant revenues, profits, and growth across the Hasbro brand blueprint over the long-term. Our seven Franchise Brands in 2022 were MAGIC: THE GATHERING, NERF, PLAY-DOH, PEPPA PIG, TRANSFORMERS, MONOPOLY, MY LITTLE PONY and BABY ALIVE.

Partner Brands: During 2022, Partner Brands included those brands we licensed from other parties for which we developed toy and game products. Significant Partner Brands in 2022 included MARVEL, including SPIDER-MAN and THE AVENGERS, LUCASFILMS' STAR WARS, BEYBLADE, FORNITE, GHOSTBUSTERS and INDIANA JONES. Partner brands MARVEL and STAR WARS are all owned by The Walt Disney Company (“Disney”).

Hasbro Gaming: During 2022, Gaming included the Company’s face-to-face and digital game experiences played as board, off-the-board, digital, card, electronic, trading card and role-playing games. Hasbro gaming in 2022 included brands such as DUNGEONS & DRAGONS, DUEL MASTERS, JENGA, OPERATION, CONNECT 4, CLUE, THE GAME OF LIFE, TWISTER, TRIVIAL PURSUIT and many others.

Emerging Brands: During 2022, Emerging Brands included those brands we own or control which have not yet grown to the significance of a Franchise Brand, many of which we believe could be potential Franchise Brands in the future. We also launch new brands in this portfolio. In 2022, Hasbro Emerging Brands included brands such as PJ MASKS, FURREAL FRIENDS, POWER RANGERS, STARTING LINEUP, GI JOE, SUPER SOAKER, POTATO HEAD, PLAYSKOOL and LITTLEST PET SHOP.

Section 2: Due diligence framework

Hasbro designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition ("OECD Framework").

Section 3: Due diligence measures undertaken

Hasbro's due diligence efforts for 2022 continued to include the following steps in alignment with the OECD Framework:

Establish company management systems
•Communicated our conflict minerals policy to all contract manufacturers, ensuring they were made aware that Hasbro’s policy does not preclude them from sourcing conflict free minerals from the Covered Countries, but is intended to encourage responsible sourcing. To summarize our conflict minerals policy, Hasbro requires suppliers to fully respond to our information requests, provide a list of smelter or refiner (“Smelters”) names, source from conflict free Smelters as determined by a third-party audit program such as the Responsible Minerals Initiative (RMI), London Bullion Market Association, Responsible Jewellery Council or any other recognized equivalent, and to initiate contact with non-audited Smelters to persuade such Smelters to undergo a Responsible Minerals Assurance Process (“RMAP”) audit of their due diligence practices.

•Operated under our internal governance structure, which is overseen by members of our senior management team and includes a cross functional conflict minerals steering committee and working group comprised of representatives from the Global Government and Regulatory Affairs, ESG, Global Sourcing, Legal, Finance and Internal Audit functions of Hasbro. The Vice President of Global Sustainability and Human Rights oversees the program and its implementation.

•Provided surveyed contract manufacturers with training presentations that include an overview of the conflict minerals rule under the Dodd-Frank Act, as well as trainings on how to complete the survey. The communication and training specified that contract manufacturers should not ban sourcing 3TG from the Covered Countries in order to maintain support of socio-economic regional development, so long as the contract manufacturers are utilizing only conformant Smelters. In addition, Hasbro directly reviewed a sample of contract manufacturer conflict minerals policies to ensure that they included the minimum policy requirements and did not ban minerals from the Covered Countries.

•Engaged with contract manufacturers that Hasbro believed supply products containing 3TG, informing them that Hasbro is subject to Section 1502 of the Dodd Frank Act and that their cooperation in responding to the survey is required.

•Conducted supply chain surveys using a third-party platform based on the RMI Conflict Minerals Reporting Template (CMRT). Surveys were sent to the 27 contract manufacturers of products identified during our applicability assessment as potentially containing 3TG.

•Engaged as necessary with unaudited Smelters by sending a letter requiring that they undergo the RMI audit process in order to demonstrate compliance with the Hasbro Conflict Minerals policy.

•Maintained our grievance mechanism to enable the reporting of grievances via the Hasbro Conflict Minerals email box.

•Maintained our policy of retaining conflict minerals program documentation for 5 years.
Identify and assess risks in the supply chain

•Contract manufacturers surveyed were asked to identify Smelters that process conflict minerals contained in our products, including country of origin of the 3TG, based on the RMI CMRT. Hasbro required these contract manufacturers to provide information on Hasbro products only (“product-level declarations”).

•Every survey was entered into our third-party technology platform and then reviewed by the technology platform, a third-party consultant and, where deemed necessary, Hasbro personnel.

•Non-responsive contract manufacturers and survey responses that we believed to be incomplete or inconsistent were identified. We worked with the suppliers and have received responses from all of them.

•Reasons for follow-up with contract manufacturers included, but were not limited to, that the contract manufacturer did not provide a complete or accurate Smelter list, did not receive complete 3TG sourcing information from all of its relevant suppliers, the response was not specific to Hasbro products only, or inconsistencies were identified in the answers contract manufacturers provided within the survey.

•Smelters identified by contract manufacturers surveyed by Hasbro were compared against lists maintained by the technology platform provider, the current Smelter lists from the RMAP and our external consultant. This was done to confirm the validity of Smelters and the plausibility of the countries of origin.

•Reviewed contract manufacturers policies and procedures directly, in addition to conducting Responsible Business Alliance (RBA) audits, in order to ensure they meet minimum requirements.

•Conducted remote visits with contract manufacturers and Smelters in order to learn more about effective implementation and challenges to responsible mineral use.

Design and implement a strategy to respond to identified risks

•Executive members of the steering committee met three times during the 2022 conflict minerals due diligence period to review the results of the applicability assessment, survey review and associated risks.

•All contract manufacturers responded to Hasbro's initial survey request. In cases where additional follow-up was needed, emails were sent by the technology platform, by our third-party consultant and contact was made by Hasbro management to address issues regarding their survey responses.

•Contract manufacturers that provided survey responses identifying Smelters not on the RMI’s active or compliant Smelter lists were sent corrective action letters, as necessary, noting that Hasbro requires them to source 3TG from RMAP-compliant Smelters. In the corrective action letters, Hasbro requested that contract manufacturers that source from non-RMAP-compliant Smelters verify if the Smelters are in the Hasbro supply chain. If the Smelter was not in the supply chain, they were required to update their response and remove the Smelter from their list. If the Smelter was in the supply chain, contract manufacturers were instructed to contact the respective Smelters and require them to participate in a recognized conflict minerals audit program and provide documentation of this to Hasbro. If they were not able to obtain Smelter cooperation, the contract manufacturers were reminded of the Hasbro conflict minerals sourcing policy and requirement to remove the unaudited Smelter from their supply chain for Hasbro Products.

•Contract manufacturers that provide Smelters that were located in the Russian Federation were instructed to remove these Smelters from the supply chain due to the ongoing Russian war in Ukraine.

•One contract manufacturer that provided a Smelter listed on the US Sanctions list was contacted immediately and instructed to remove this Smelter from the supply chain. The one supplier immediately complied, and the Smelter was removed from the supply chain.

Carry out independent third-party audit of Smelter due diligence practices
Hasbro is a downstream consumer of 3TG and is many steps removed from Smelters that provide minerals and ores. Hasbro does not purchase raw minerals or ores and does not directly purchase 3TG.Therefore, Hasbro does not perform or direct audits of Smelters within the supply chain. Rather, as a member of the RMI we rely on and support the audits carried out by that organization. Those audits confirm that Smelters conform to the OECD Framework for their own sourcing practices by reviewing the Smelter sourcing/conflict minerals policy and verifying implementation.

Report annually on supply chain due diligence

This report and the associated Form SD are available online at the following internet address: http://csr.hasbro.com/has22-conflict-minerals-report.

Section 4: Determination
Based on the due diligence described above for 2022, Hasbro was able to determine that some 3TG used by our contract manufacturers for Hasbro products originated in the Covered Countries and/or did not originate from recycled or scrap sources.

As a downstream consumer of 3TG, Hasbro must rely on its contract manufacturers to gather information about Smelters in the supply chain. Hasbro received responses from 100% of the contract manufacturers it surveyed (the survey included all 27 contract manufacturers identified as potentially incorporating 3TG into products supplied to Hasbro). The relevant contract manufacturers declared a total of 138 unique Smelter names as the source of 3TG in Hasbro products in 2022. Of the 138 declared Smelters, 98% were designated as conformant or active under the RMAP for 2022. However, we are unable to link specific Smelters to our applicable products. As of this filing, all smelters identified as operational in our supply chain were RMAP conformant or active and all non-conformant smelters have been removed from our supply chain. The results of our due diligence of the 3TG used in our in-scope products are noted below:

2022 Smelter	Tin	Tungsten	Tantalum	Gold	Total
Total number of Smelters	45	24	28	41	138
Number (%) of Smelters listed as conformant by RMI	45 (100%)	23[2] (96%)	28 (100%)	39 (95%)	135 (98%)
Number (%) of Smelters not sourcing from Covered Countries (RMI)	41 (91%)	4 (17%)	16 (57%)	7 (17%)	68 (49%)
Number (%) of Smelters that are conformant or not sourcing from the Covered Countries	45 (100%)	23 (96%)	28 (100%)	39 (95%)	135 (98%)

_____________________________

2One tungsten smelter was conformant in 2022 but was removed from the conformant list in September 2022 due to RMI’s position on Russian Federation smelters not being able to be audited.

Status of Identified Smelters

Set forth in Annex 1 is a list of the unique Smelter names disclosed to us by contract manufacturers broken down by metal. Based on the information provided by Hasbro’s contract manufacturers, from the RMAP and other sources, Hasbro believes that the countries of origin of the 3TG contained in some of our products might include Covered Countries, and may not originate from recycled or scrap sources, but we are not able to make that determination at this time for all products or sources. The aggregated list of Countries of Origin based on input from RMI, and their Country-of-Origin list and the Smelters reported to us by our contract manufacturers is set forth in Annex 2.

The Hasbro sourcing model is designed to provide Hasbro flexibility to move production of products among contract manufacturers based on contract manufacturer capacities and product demand. Consequently, there may be instances where the same Hasbro branded product is manufactured by multiple contract manufacturers, which increases the complexity in linking a product with specific Smelters.

Section 5: Independent audit

Hasbro has determined that for 2022 an independent private sector audit is not required.

Section 6: Continuous Improvement efforts to mitigate risk

Hasbro took the following steps to improve our program overall, the number and quality of responses in the 2022 compliance period and to mitigate risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•    Achieved a 100% response rate from all applicable contract manufacturers. Engaged with the 27 contract manufacturers to bring the 27 identified non-conformant Smelters into conformance with the RMAP process or have them removed from the supply chain. The contract manufacturers have informed Hasbro that the Smelters have been removed from the supply chain.

•Continued to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding 3TG in a timely manner, such as through incorporation of conflict minerals requirements into Hasbro’s Vendor Manual, which is incorporated into Hasbro’s Master Agreements with contract manufacturers.

•Rather than relying on contract manufacturers to provide country of origin information, we undertook our own efforts to identify countries of origin using our third-party technology provider. Our external consultant conducted a further plausibility review to ensure that the identified countries have known 3TG ore mining operations or proven mineral reserves.

•Continued to work with contract manufacturers to help them understand the importance of this initiative to Hasbro and to encourage their participation in the conflict minerals survey through trainings for relevant contract manufacturers. In 2022, Hasbro conducted virtual training sessions for all global in-scope suppliers. We believe this resulted in improvements in identifying Smelters applicable to Hasbro.

•In the next compliance period, Hasbro intends to take the following steps to further improve the number and quality of contract manufacturer responses and continue to mitigate the risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

◦Continue to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding conflict minerals in a timely manner.

◦Continue engaging with contract manufacturers, with the objective of maintaining a 100% response rate from all applicable contract manufacturers and obtaining complete lists.

◦Continue to work with contract manufacturers to identify to the extent possible the source of 3TG used in Hasbro's products.

◦Continue to build capabilities with active and new contract manufacturers by helping them understand the importance of this initiative to Hasbro and to encourage their participation through contract manufacturer trainings.

◦Continue to require that any 3TG included in our products be sourced from Smelters that are identified as conflict free through the RMAP or an audit program with which RMAP has a mutual recognition agreement.

◦Continue working with our contract manufacturers to better understand how individual sources of 3TG may apply to our individual product categories.

◦As a result of becoming a full RBA member in October 2016, Hasbro will continue to utilize an annual RBA Validated Audit Process (VAP) audit for 100% of our contract manufacturers, which includes verifying that a manufacturer has a documented, effective, and communicated conflict minerals policy and management program.

◦Continue to emphasize that Hasbro’s policy does not preclude contract manufacturers from sourcing conflict free minerals from the DRC and adjoining countries and communicate this policy provision to contract manufacturers.

Certain statements in this Conflict Minerals Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations concerning the Company's future actions to engage contract manufacturers, to identify to the extent possible the source of 3TG in its products and to take other actions regarding its product sourcing. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties including, but not limited to, decisions to make changes in the Company’s continual improvement efforts and delays or difficulties in engaging contract manufacturers and identifying the source of 3TG contained in the Company’s products.

ANNEX 1
List of Smelters reported by Hasbro supplier for Reporting Year 2022

Metal	Official Smelter Name	RMI Smelter ID	Smelter Country
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	China
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Singapore
Gold	Metalor Technologies S.A.	CID001153	Switzerland
Gold	Metalor USA Refining Corporation	CID001157	United States
Gold	Valcambi S.A.	CID002003	Switzerland
Gold	Argor-Heraeus S.A.	CID000077	Switzerland
Gold	Asahi Pretec Corp.	CID000082	Japan
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Japan
Gold	Jiangxi Copper Co., Ltd.	CID000855	China
Gold	Asahi Refining USA Inc.	CID000920	United States
Gold	Asahi Refining Canada Ltd.	CID000924	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Japan
Gold	LS-NIKKO Copper Inc.	CID001078	Korea, Republic of
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Japan
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Mexico
Gold	Mitsubishi Materials Corporation	CID001188	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Japan
Gold	Nihon Material Co., Ltd.	CID001259	Japan
Gold	PAMP S.A.	CID001352	Switzerland
Gold	Royal Canadian Mint	CID001534	Canada
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	China
Gold	Solar Applied Materials Technology Corp.	CID001761	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Gold	Shandong Gold Smelting Co., Ltd.	CID001916	China
Gold	Tokuriki Honten Co., Ltd.	CID001938	Japan
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Belgium
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Australia
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	China
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	China
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Japan
Gold	Asaka Riken Co., Ltd.	CID000090	Japan
Gold	Dowa	CID000401	Japan

Gold	Kojima Chemicals Co., Ltd.	CID000981	Japan
Gold	United Precious Metal Refining, Inc.	CID001993	United States
Gold	WIELAND Edelmetalle GmbH	CID002778	Germany
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	China
Gold	African Gold Refinery	CID003185	Uganda
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	China
Tantalum	F&X Electro-Materials Ltd.	CID000460	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CID000616	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	China
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	China
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	India
Tantalum	Mineracao Taboca S.A.	CID001175	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	Japan
Tantalum	NPM Silmet AS	CID001200	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522	China
Tantalum	Taki Chemical Co., Ltd.	CID001869	Japan
Tantalum	Telex Metals	CID001891	United States
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	China
Tantalum	D Block Metals, LLC	CID002504	United States
Tantalum	FIR Metals & Resource Ltd.	CID002505	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	China
Tantalum	KEMET de Mexico	CID002539	Mexico
Tantalum	TANIOBIS Co., Ltd.	CID002544	Thailand
Tantalum	TANIOBIS GmbH	CID002545	Germany
Tantalum	H.C. Starck Inc.	CID002548	United States
Tantalum	TANIOBIS Japan Co., Ltd.	CID002549	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	CID002550	Germany
Tantalum	Global Advanced Metals Boyertown	CID002557	United States
Tantalum	Global Advanced Metals Aizu	CID002558	Japan
Tantalum	Jiangxi Tuohong New Raw Material	CID002842	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	China
Tin	Alpha	CID000292	United States
Tin	Dowa	CID000402	Japan
Tin	EM Vinto	CID000438	Bolivia
Tin	Fenix Metals	CID000468	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	China
Tin	China Tin Group Co., Ltd.	CID001070	China
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia

Tin	Metallic Resources, Inc.	CID001142	United States
Tin	Mineracao Taboca S.A.	CID001173	Brazil
Tin	Minsur	CID001182	Peru
Tin	Mitsubishi Materials Corporation	CID001191	Japan
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand
Tin	Operaciones Metalurgicas S.A.	CID001337	Bolivia
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia
Tin	PT Babel Inti Perkasa	CID001402	Indonesia
Tin	PT Babel Surya Alam Lestari	CID001406	Indonesia
Tin	PT Bukit Timah	CID001428	Indonesia
Tin	PT Mitra Stania Prima	CID001453	Indonesia
Tin	PT Prima Timah Utama	CID001458	Indonesia
Tin	PT Refined Bangka Tin	CID001460	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia
Tin	PT Timah Tbk Kundur	CID001477	Indonesia
Tin	PT Timah Tbk Mentok	CID001482	Indonesia
Tin	Rui Da Hung	CID001539	Taiwan
Tin	Thaisarco	CID001898	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China
Tin	Yunnan Tin Company Limited	CID002180	China
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines
Tin	PT Cipta Persada Mulia	CID002696	Indonesia
Tin	Metallo Belgium N.V.	CID002773	Belgium
Tin	Metallo Spain S.L.U.	CID002774	Spain
Tin	PT Menara Cipta Mulia	CID002835	Indonesia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	China
Tin	PT Bangka Serumpun	CID003205	Indonesia
Tin	Tin Technology & Refining	CID003325	United States
Tin	PT Rajawali Rimba Perkasa	CID003381	Indonesia
Tin	Luna Smelter, Ltd.	CID003387	Rwanda
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	CID000555	China
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	Japan
Tungsten	Kennametal Huntsville	CID000105	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	China

Tungsten	Global Tungsten & Powders Corp.	CID000568	United States
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	China
Tungsten	Japan New Metals Co., Ltd.	CID000825	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	China
Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	China
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG	CID002542	Germany
Tungsten	Masan High-Tech Materials	CID002543	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	China
Tungsten	Niagara Refining LLC	CID002589	United States
Tungsten	Hydrometallurg, JSC	CID002649	Russian Federation

ANNEX 2
COUNTRY OF ORIGIN TABLE

Country of Origin
Argentina G	Ghana G	Papua New Guinea G
Armenia G	Guatemala G	Peru G, Sn, W
Australia 3TG	Guinea G	Philippines G
Austria W	Guyana G	Portugal Sn, W
Azerbaijan G	Honduras G	Russia G, Sn, W
Benin G	India G	Rwanda* 3T
Bolivia G, Sn, W	Indonesia G, Sn	Saudi Arabia G
Botswana G	Japan G	Senegal G
Brazil 3TG	Kazakhstan G,W	Sierra Leone, Ta
Burkina Faso G	Kenya G	Slovakia G
Burundi* 3T	Kyrgyzstan W	South Africa G
Canada G	Laos G, Sn	South Korea G
Chile G	Liberia G	Spain G, Ta, W
China 3TG	Malaysia Sn, W	Sudan G
Chinese Taipei Sn	Mali G	Suriname G
Colombia G, Sn	Mauritania G	Swaziland G
Congo*, Democratic Republic of the 3TG	Mexico G,W	Sweden G
Côte d'Ivoire G	Mongolia G,W	Tanzania* G
Dominican Republic G	Morocco G	Thailand G, Sn, W
Ecuador G	Mozambique G, Ta	Turkey G
Egypt G	Myanmar Sn, W	Uganda* W
Eritrea G	Namibia G, Sn	United Kingdom Sn, W
Ethiopia G, Ta	New Zealand G	United States of America G,W
Fiji G	Nicaragua G	Uzbekistan G
Finland G	Niger G	Venezuela Sn
France Sn	Nigeria 3T	Vietnam Sn, W
French Guiana G	Oman G	Zambia* G
Germany G	Panama G	Zimbabwe Ta, W

Key:	3TG = Tantalum, Tin, Tungsten and Gold; 3T= Tantalum, Tin and Tungsten
G = Gold; Ta= Tantalum; Sn= Tin; W=Tungsten
* Covered Country